                                                                       Exhibit 5

                                  July 15, 1994



Tenneco Inc.
P. O. Box 2511
Houston, Texas  77252-2511

Gentlemen:

As Vice President and Deputy General Counsel of Tenneco Inc., a Delaware corporation (herein called the "Company"), I am familiar with the written documents which comprise the Tenneco Inc. Thrift Plan, as amended, and the trust agreement executed for the purpose of creating a trust to carry out the provisions of such plan (such written documents, including such trust agreement, are collectively referred to herein as the "Plan"). I am also familiar with the Company's Certificate of Incorporation and all amendments thereto and have examined all statutes and other records, instruments and documents which I have deemed it necessary to examine for the purpose of this opinion. Further, I have participated in the preparation of the Registration Statement for the Plan on Form S-8 (the "Registration Statement") with which this opinion is filed as an exhibit.

Based upon the foregoing and having regard to the legal considerations which I deem relevant, I am of the opinion that the shares of the Company's Common Stock being registered pursuant to the Registration Statement (i) have been legally authorized and (ii) when purchased by the Trustee for the Plan directly from the Company will, upon payment to the Company of the purchase price determined in accordance with resolutions of the Board of Directors of the Company authorizing the issuance and sale of such shares, be legally issued, fully paid and nonassessable on the date of such purchase.

This opinion is furnished to you for use in filing as an exhibit to the said Registration Statement, and I hereby consent thereto, and to the use of my name in said Registration Statement and to any amendments thereto.

                              Very truly yours,


                              /s/ M.W. Meyer, Esq.
                              --------------------
                                  M.W. Meyer, Esq.